UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2009

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 4, 2009, Colfax Corporation (the “Company”) committed to and announced its plan to close the Company’s plant in Sanford, N.C. (the “Sanford Plant”).  The Sanford Plant is scheduled to be closed by the end of the year.  The Company expects to recognize cash expenses related to the closure of approximately $2.3 million, which consists of severance and other employee termination-related costs of approximately $1.1 million and employee and equipment relocation costs of approximately $1.2 million. The Company anticipates recognizing these charges in 2009.  These costs are estimates and may vary based on numerous factors, including the timing of the Sanford Plant closing and changes from management's assumptions and projections.  The Company may incur non-cash asset impairment charges related to the building and equipment in the third quarter of 2009. The amount of any such non-cash asset impairment charges cannot currently be estimated and, as a result, the Company is unable to estimate the total charges it expects to incur at this time.  A copy of the Press Release announcing the plan to close the Sanford Plant is appended to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Colfax Corporation press release dated August 4, 2009, announcing the plan to close the Sanford Plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: August 4, 2009	By:	/s/ JOHN A. YOUNG
	Name:	John A. Young
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

99.1	Colfax Corporation press release dated August 4, 2009, announcing the plan to close the Sanford Plant.